Registration No. 333-________

 -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                MATEC Corporation

                            -------------------------
             (Exact name of registrant as specified in its charter)

                       Maryland                           06-0737363
        -------------------------------                 ----------------
       (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)                   Identification No.)


                 75 South Street, Hopkinton, Massachusetts 01748
         ---------------------------------------------------------------
               (Address of Principal Executive Offices) (ZIP Code)


                    MATEC Corporation 2001 Stock Option Plan
                    ----------------------------------------
                            (Full title of the plan)


                                Michael J. Kroll
                                MATEC Corporation
                 75 South Street, Hopkinton, Massachusetts 01748
        ----------------------------------------------------------------
                     (Name and address of agent for service)

                            (508) 435-9039, Ext. 600
                            ------------------------
          (Telephone number, including area code, of agent for service)

                   It is requested that copies of notices and
                 communications from the Securities and Exchange
                             Commission be sent to:

                              Joan Dacey-Seib, Esq.
                        Shapiro Forman Allen & Miller LLP
                               380 Madison Avenue
                            New York, New York 10017


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                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                       Proposed      Proposed
Title of                               maximum       maximum       Amount
securities                             offering      aggregate     of
to be               Amount to be       price per     offering      registration
registered          registered(1)      share(2)      price         fee

Common Stock,       200,000            $4.05         $810,000      $202.50
$.05 par
value

--------------------------------------------------------------------------------

(1) This Registration Statement also covers such additional shares of Common Stock as may be issuable upon exercise of options granted or to be granted under the MATEC Corporation 2001 Stock Option Plan as a result of the anti-dilution provisions thereof.

(2) Based upon the average of the high and low prices for the shares of Common Stock on the American Stock Exchange Consolidated Reporting System on August 14, 2001. See Rule 457(h). Estimated solely for the purpose of calculating the registration fee.

--------------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents of the Registrant filed with the Securities and Exchange Commission are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

         (b) The Registrant's Proxy Statement dated March 23, 2001 used in connection with the Annual Meeting of Stockholders held on May 10, 2001.

         (c) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended April 1, 2001 and July 1, 2001.


         (d) The description of Common Stock of the Registrant contained under the caption "Description of Common Stock" in the Registrant's Registration Statement on Form 8-B dated July 1, 1987.


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         All documents subsequently filed by the Registrant pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock offered hereby has been sold or which deregisters all such Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to Maryland law and the Articles of Incorporation of the Registrant, the liability of directors and officers of the Registrant to the Registrant or to any shareholder of the Registrant for money damages has been eliminated except for (i) actual receipt of an improper personal benefit in money, property or service and (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

         The Articles of Incorporation of the Registrant contain a provision which requires the Registrant to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,
(b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, Maryland law requires the Registrant, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant as authorized by the bylaws, and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met. Under Maryland law, rights to indemnification and expenses are non-exclusive, in that they need not be limited to those expressly provided by statute.

         The Registrant has an insurance policy expiring May 1, 2002 with CNA Insurance Companies insuring directors and officers against certain liabilities they may incur. The policy contains standard reimbursement provisions in an aggregate limit of $2 million with a deductible of $100,000 for expenses reimbursable to the directors and/or officers by the Registrant. The policy contains various reporting requirements and exclusions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         The following are filed as exhibits to this Registration Statement:

              Exhibit No.               Description

                 5                Opinion of Whiteford, Taylor & Preston
                                  L.L.P. as to the legality of the
                                  shares being registered
                 23(a)            Consent of Whiteford, Taylor & Preston L.L.P.
                                  (see Exhibit 5)
                 23(b)            Consent of Deloitte & Touche LLP
                 24               Power of Attorney (see signature page)

ITEM 9.     UNDERTAKINGS.

(a)  Rule 415 offering.

         The Undersigned Registrant hereby undertakes:

         (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings incorporating subsequent Exchange Act documents by reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request for acceleration of effective date or filing of registration statement on Form S-8.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hopkinton, Massachusetts on this 16th day of August, 2001.

MATEC CORPORATION


By: /S/ TED VALPEY, JR.
   -------------------------------------------
      Ted Valpey, Jr.
      Chairman of the Board of
       Directors & Chief
       Executive Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ted Valpey, Jr. and Michael J. Kroll and each of them acting singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

    Signature                                             Title                                  Date



/S/ TED VALPEY, JR.
------------------------------------
Ted Valpey, Jr.                                  Chairman of the Board                           August 16, 2001
                                                     of Directors, Chief
                                                     Executive Officer
                                                     (Principal Executive
                                                     Officer)
/S/ MICHAEL J. KROLL
-----------------------------------
Michael J. Kroll                                 Vice President and                              August 16, 2001
                                                     Treasurer (Principal
                                                     Financial and
                                                     Accounting Officer)
/S/ RICHARD W. ANDERSON
------------------------------------
Richard W. Anderson                                  Director                                    August 16, 2001





/S/ MICHAEL DEERY
------------------------------------
Michael Deery                                           Director                                 August 16, 2001


/S/ ELI FLEISHER
------------------------------------
Eli Fleisher                                            Director                                 August 16, 2001


/S/ LAWRENCE HOLSBORG
------------------------------------
Lawrence Holsborg                                       Director                                 August 16, 2001


/S/ MICHAEL P. MARTINICH
------------------------------------
Michael P. Martinich                                    Director                                 August 16, 2001


/S/ JOHN J. MCARDLE
--------------------------------
John J. McArdle                                         Director                                 August 16, 2001


/S/ ROBERT W. MUIR, JR.
-------------------------------
Robert W. Muir, Jr.                                     Director                                 August 16, 2001


/S/ JOSEPH W. TIBERIO
-------------------------------
Joseph W. Tiberio                                       Director                                 August 16, 2001

EXHIBIT INDEX


    Exhibit No.            Description

        5                  Opinion of Whiteford, Taylor & Preston L.L.P.
                           as to legality of the shares being registered

       23(a)               Consent of Whiteford, Taylor & Preston L.L.P.
                           (see Exhibit 5)

       23(b)               Consent of Deloitte & Touche LLP

       24                  Power of Attorney (see signature page)